Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation  by reference in the Registration Statements on Form F-3 (File No. 333-173375 and 333-174278) and on Form S-8 (File No. 333-153669) of Prana Biotechnology Limited (the "Company") of our report dated October 4, 2012, relating to the Company's consolidated financial statements, which appears in this Form 20-F.

PricewaterhouseCoopers
Melbourne, Victoria, Australia
4 October, 2012